Schedule C

Summary of information related to Item 5(b)

This Schedule sets forth, for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition.

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Mary Joan Hoene	8,800	0.05	8,800	0	8,800	0
William Donovan and Lisa Laurich Donovan	4,300	0.02	0	4,300	0	4,300
Alexander Merk	304,305	1.61	304,305	0	304,305	0
Hanna Tikkanen Merk	13,355	0.07	13,355	0	13,355	0
Sprott Focus Trust Inc.	280,000	1.47	280,000	0	280,000	0
James E Drasdo	100,467	0.53	100,467	0	100,467	0
Robert Efroymson	60,030	0.32	60,030	0	60,030	0
Toby D Bernstein Living Revocable Trust U/A DTD 04/09/2010	34,000	0.18	34,000	0	34,000	0
James Z Holtz	32,414	0.17	32,414	0	32,414	0
John E McBridge Trust U/A DTD 10/25/2010	43,191	0.23	43,191	0	43,191	0
QCS QualityConsult Service GmbH	20,000	0.11	20,000	0	20,000	0
The Linzmeier Family Trust UAD 03/25/1987	10,716.112	0.06	10,716.112	0	10,716.112	0
Ralph Linzmeier	5,000	0.03	5,000	0	5,000	0
Oonagh M Linzmeier	1,350	0.01	1,350	0	1,350	0
Linzmeier Childrens Trust U/A DTD 12/19/2012	10,350.713	0.05	10,350.713	0	10,350.713	0
David D. Linzmeier	350	0.00	350	0	350	0
David J. Linzmeier	5,895	0.03	5,895	0	5,895	0
George A Meyer	12,154	0.06	12,154	0	12,154	0
Ernest Abramson and Ellen S Abramson	24,723	0.13	0	24,723	0	24,723
Sebastian Pignatello	7,106	0.04	7,106	0	7,106	0
Peter Maletis	1,000	0.01	1,000	0	1,000	0
Bruce D. Hansen	1,023	0.01	1,023	0	1,023	0
Albert J Jeffrey Stewart	6,061.8594	0.03	3,938.2327	2,123.6267	3,938.2327	2,123.6267
Mary P Stewart	3,773.3363	0.02	1,649.7096	2,123.6267	1,649.7096	2,123.6267